Moody National REIT I, Inc. - 8-K

Exhibit 99.1

PRESS RELEASE

Contact:

Investor Relations

Phone: (713) 977-7500

Moody National REIT I, Inc. and Moody National REIT II, Inc.

Announce Definitive Merger Agreement

(Houston, TX, November 16, 2016) – Moody National REIT I, Inc. (“REIT I”) and Moody National REIT II, Inc. (“REIT II”) today jointly announced that they had signed a definitive merger agreement, pursuant to which (i) REIT I will merge with and into a wholly-owned merger subsidiary of REIT II with the merger subsidiary continuing as the surviving entity (the “REIT Merger”) and (ii) REIT II’s operating partnership will merge with and into REIT I’s operating partnership, with REIT I’s operating partnership continuing as the “surviving partnership” (the “Partnership Merger” and, collectively with the REIT Merger, the “Mergers”). The merger agreement was negotiated on behalf of REIT I by a special committee of REIT I’s board of directors (the “REIT I Special Committee”) and on behalf of REIT II by a special committee of REIT II’s board of directors (the “REIT II Special Committee”). Each of the REIT I Special Committee and REIT II Special Committee recommended approval of the merger agreement, including the Mergers, to their respective boards of directors, each of which subsequently approved entry into the merger agreement. The REIT Merger is subject to the approval of REIT I’s stockholders.

Pursuant to the terms of the merger agreement, REIT II will pay gross consideration of $11.00 per share of REIT I common stock before the payment of disposition fees and profit sharing amounts payable to REIT I’s sponsor, financial advisory and legal fees payable by REIT I, and other transaction and closing costs incurred by REIT I; provided, that in no event will the net merger consideration payable to the holders of common stock of REIT I be less than $10.25 per share (the “Net Per Share Price”). Each share of REIT I common stock will be converted into the right to receive, at the election of the holder of such share (i) cash, in an amount equal to the Net Per Share Price or (ii) a number of shares of REIT II common stock equal to the Net Per Share Price divided by $25.00 (the “Exchange Ratio”). If the Net Per Share Price is $10.25, the Exchange Ratio will be 0.41 shares of REIT II common stock for each share of REIT I common stock.

Notwithstanding the foregoing, in order for the REIT Merger to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, no more than 50% of the aggregate net merger consideration will be paid in cash. Accordingly, if the REIT I stockholders’ cash elections would exceed 50% of the aggregate net merger consideration, then the number of shares of REIT I common stock that would be converted into the Net Per Share Price in cash will be reduced proportionally so that the aggregate net merger consideration paid in cash will not exceed 50%, and the remaining shares of REIT I common stock will be converted into a number of shares of REIT II common stock equal to the Exchange Ratio in lieu of cash.

Brett C. Moody, Chief Executive Officer and President of REIT I and REIT II, commented, “The special committees of both boards have put forth a tremendous effort on behalf of their respective shareholders and have structured a deal that truly results in a ‘win-win’ for all the shareholders involved.”

Go Shop

The merger agreement also provides REIT I with a go-shop period, during which the REIT I Special Committee, with the assistance of its financial advisor, FBR Capital Markets & Co., will actively solicit alternative proposals from third parties for the next 45 days concluding at 11:59 p.m. on December 31, 2016. The merger agreement provides for REIT I to pay a termination fee of $1 million (plus expenses not to exceed $500,000) to REIT II if REIT I terminates the merger agreement in connection with a superior proposal that arises during the go-shop period, and a termination fee of $2 million (plus expenses not to exceed $500,000) if REIT I terminates the merger agreement in connection with a superior proposal that arises following the go-shop period. There can be no assurance that this process will result in a superior proposal. REIT I does not intend to disclose developments with respect to the solicitation process unless and until the REIT I Special Committee has made a decision with respect to any potential superior proposal.

FBR Capital Markets & Co. acted as financial advisor and Vinson & Elkins L.L.P acted as counsel to the REIT I Special Committee. Houlihan Lokey Capital, Inc. acted as financial advisor and Venable LLP acted as counsel to the REIT II Special Committee. Alston & Bird LLP assisted REIT II as its transaction counsel.

The completion of the Mergers is subject to the satisfaction of customary closing conditions, and the REIT Merger is subject to the approval of REIT I’s stockholders.

About Moody National REIT I, Inc. and Moody National REIT II, Inc.

Moody National REIT I, Inc. is a Maryland corporation that has elected to qualify as a real estate investment trust (a “REIT”) for federal income tax purposes. REIT I holds a portfolio of 14 assets comprised of 12 hotels and two notes receivable secured by real property. The hotel portion of the REIT I portfolio consists of Marriott, Hilton and Hyatt select-service hotels located in major U.S. metropolitan markets.

Moody National REIT II, Inc. is a Maryland corporation that intends to elect to qualify as a REIT for federal income tax purposes. REIT II was formed to acquire select-service hotels in major markets across the United States and currently owns two such properties.

Both REIT I and REIT II are sponsored by Moody National REIT Sponsor, LLC, an affiliate of the Moody National Companies, a full-service commercial real estate company that includes mortgage, development, management, realty, title and insurance divisions. Founded in 1996, Moody National Companies has managed over $2 billion in commercial real estate.

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ADDITIONAL INFORMATION ABOUT THE MERGERS

In connection with the proposed merger, REIT II will prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a proxy statement/prospectus jointly prepared by REIT I and REIT II, and other related documents. The joint proxy statement/prospectus will contain important information about the proposed merger and related matters. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED BY REIT I AND REIT II WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT REIT I, REIT II AND THE PROPOSED MERGERS.

Investors and stockholders of REIT I and REIT II may obtain free copies of the registration statement, the joint proxy statement/prospectus and other relevant documents filed by REIT I and REIT II with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by REIT I and REIT II with the SEC are also available free of charge on REIT I’s website at www.moodynationalreit.com/reiti/ and REIT II’s website at www.moodynationalreit.com/reitii/.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional details about the proposed merger can be found in Current Reports on Form 8-K to be filed with the SEC by each of REIT I and REIT II. Copies can be obtained from the SEC website at www.sec.gov, or from REIT I or REIT II, as applicable, using the sources indicated above.

PARTICIPANTS IN SOLICITATION RELATING TO THE MERGERS

REIT I, REIT II and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from REIT I’s stockholders in respect of the proposed merger. Information regarding REIT I’s directors and executive officers can be found in REIT I’s definitive proxy statement filed with the SEC on July 7, 2016 and its most recent Annual Report on Form 10-K filed on March 30, 2016. Information regarding REIT II’s directors and executive officers can be found in REIT II’s most recent Annual Report on Form 10-K filed on March 30, 2016. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed merger if and when they become available. These documents are available free of charge on the SEC’s website and from REIT I or REIT II, as applicable, using the sources indicated above.

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Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on the respective current expectations and beliefs of the management of REIT I and REIT II, and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; neither REIT I nor REIT II can give any assurance that their expectations will be attained.

Factors that could cause actual results to differ materially from REIT I’s or REIT II’s expectations include, but are not limited to, the risk that the proposed merger will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to obtain the approvals of REIT I’s stockholders or the failure to satisfy the other conditions to completion of the proposed merger; risks related to disruption of management’s attention from the ongoing business operations of REIT I or REIT II due to the proposed merger; availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business of REIT I or REIT II; and other factors, including those set forth in the Risk Factors section of REIT I’s and REIT II’s most recent respective Annual Reports on Form 10-K filed with the SEC, and other reports filed by REIT I or REIT II with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Neither REIT I nor REIT II undertakes any obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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